Exhibit 10.3

CELSIUS HOLDINGS, INC.

CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK

Celsius Holdings, Inc., a Nevada corporation (the “Company”), acting pursuant to Chapter 78 of the Nevada Revised Statutes, the General Corporation Law of Nevada, does hereby submit the following Certificate of Designation of Series B Convertible Preferred Stock (this “Certificate”).

FIRST:  The name of the Company is Celsius Holdings, Inc.

SECOND:  By unanimous consent of the Board of Directors of the Company (the “Board of Directors”), the following resolutions were duly adopted:

WHEREAS the Articles of Incorporation of the Company (as amended and restated, the “Articles of Incorporation”) authorizes Preferred Stock consisting of 50,000 shares, par value $0.001 per share, issuable from time to time in one or more series;

WHEREAS the Board of Directors is authorized, subject to limitations prescribed by law and by the provisions of Article 4.01 of the Company’s Articles of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED that pursuant to Article 4.01 of the Articles of Incorporation there is hereby established a new series of 4,000 shares of Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”) to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article 4.01 as follows:

Section 1.  Designation and Number of Shares; Defined Terms.

(a)           Designation.  The series will be known as the “Series B Convertible Preferred Stock” and will be a Series B consisting of 4,000 shares of the authorized but unissued preferred stock of the Company.  The face amount of each share of Series B Preferred Stock shall be One Thousand Dollars ($1,000) (the “Stated Value”)

(b)           Defined Terms.  When used herein, the terms below shall have the respective meanings indicated:

“Capital Stock” means the capital stock of the Company, including, without limitation, the Series B Preferred Stock.

“CDS” means CDS Ventures of South Florida, LLC, a Florida limited liability company, and its successors and permitted assigns.

“Change of Control” means the existence, occurrence, public announcement or entering into an agreement contemplating of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company to any Person, (b) the sale, conveyance or disposition of all or substantially all of the assets of any Company Subsidiary to a Person other than the Company or another Company Subsidiary; (c) the effectuation of a transaction or series of transactions in which more than fifty percent (50%) of the equity or voting power of the Company is disposed of; (d) the effectuation of a transaction or series of transactions in which any of the equity or voting power of any Company Subsidiary is disposed to a Person other than the Company or another Company Subsidiary; (e) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity; (f) the consolidation, merger or other business combination of any Company Subsidiary with or into any other entity other than the Company or another Company Subsidiary; (g) a transaction or series of transactions in which any Person or group (other than pursuant to an agreement between current affiliates of the Company) acquires more than fifty percent (50%) of the equity or voting power of the Company; (h) a transaction or series of transactions in which any Person or group (other than the Company or a Company Subsidiary) acquires any of the voting equity of a Company Subsidiary; and (i) the Continuing Directors do not at any time constitute at least a majority of the Board of Directors.

“Continuing Director” means, at any date, a member of the Board of Directors (i) who was a member of such board on the effective date of this Certificate or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed.

“Conversion Price” means (A) from the date on which this Certificate is effective in the State of Nevada until and including December 31, 2010, $0.05 (five cents) and (B) after December 31, 2010, the greater of (i) 90% of the Market Price on the conversion date and (ii) $0.05 (five cents) as appropriately adjusted for stock splits, stock dividends and similar events.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company” means Celsius Holdings, Inc., a Nevada corporation, and its successors and permitted assigns.

“Default Interest Rate” means the lower of eighteen (18%) and the maximum rate permitted by applicable law or by the applicable rules or regulations of any governmental agency or of any stock exchange or other self-regulatory organization having jurisdiction over the Company or the trading of its securities.

“Delivery Default Amount” means, with respect to a Delivery Default of (i) Dividend Shares, the aggregate Liquidation Preference of the Dividend Shares subject to such Delivery Default as of the date on which such Dividend Shares were required to be delivered; and (ii) Maturity Shares or Conversion Shares, the product of (x) the number of the Maturity Shares or Conversion Shares, as the case may be, subject to such Delivery Default multiplied by (y) the VWAP as of the date on which such Maturity Shares or Conversion Shares were required to be delivered.

“Excluded Stock” shall mean:  (i) the Series B Preferred Stock; (ii) all Deliverable Shares; (iii) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all of the assets or other reorganization whereby the Company will own more than fifty percent (50%) of the voting power of such business entity or business segment of any such entity; (iv) securities issued to employees, consultants, officers, directors or other advisors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors; and (v) securities issued to leasing companies, landlords and other providers of goods and services to the Company and approved by the Board of Directors.

“Holder” means any Person that holds any Shares.

“Liquidation Event” means where (i) the Company or any Company Subsidiary shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or any such official is placed in control of such properties, or the Company or any Company Subsidiary shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code, seeking to have an order for relief entered with respect to it or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, administration, a voluntary arrangement, or other relief with respect to it or its debts; or (ii) there shall be commenced against the Company or any Company Subsidiary any action or proceeding of the nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its property, which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there is initiated the dissolution or other winding up of the Company or any material Company Subsidiary, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings; or (iv) there is initiated any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company or any Company Subsidiary.

“Market Price” means the average of the ten daily VWAPs for the 10 Trading Days immediately preceding the applicable date of determination.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of December 12, 2008, by and between the Company and CDS Ventures of South Florida, LLC, as may be amended from time to time.

“Series B Preferred Stock” has the meaning specified in the recitals of this Certificate.

“Shares” means shares of Series B Preferred Stock.

“Stated Value” has the meaning specified in Section 1(a).

“VWAP” on a Trading Day means the volume weighted average price of the Common Stock for such Trading Day on the Principal Market as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Holders and reasonably satisfactory to the Company.  If the VWAP cannot be calculated for the Common Stock on such Trading Day on any of the foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation (reasonably acceptable to the Holders of not less than two-thirds of the Shares then outstanding), and shall cause such investment banking firm to perform such determination and notify the Company and the Holders of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or other similar transaction during such period.

(c)           Cross References.  The terms below are defined in the sections of this Certificate indicated below:

“Board of Directors”	Preamble
“Certificate”	Preamble
“Articles of Incorporation”	Recitals
“Conversion”	Section 8(a)
“Conversion Date”	Section 8(b)

“Conversion Delivery Date”	Section 8(c)
“Conversion Notice”	Section 8(b)
“Conversion Shares”	Section 8(a)
“Deliverable Shares”	Section 10
“Delivery Default”	Section 10(b)
“Delivery Default Date”	Section 10(b)
“Delivery Default Payments”	Section 10(b)
“Dividend Payment Date”	Section 2(b)
“Dividend Share Delivery Date”	Section 2(c)
“Dividend Shares”	Section 2(c)
“Dividends”	Section 2(a)
“DTC”	Section 10(a)
“DWAC”	Section 10(a)
“Early Redemption”	Section 7(a)
“Early Redemption Date”	Section 7(a)
“Early Redemption Notice”	Section 7(a)
“Early Redemption Price”	Section 7(b)
“Issue Date”	Section 2(a)
“Junior Stock”	Section 2(b)
“Liquidation Preference”	Section 4(a)
“Mandatory Redemption”	Section 6(a)
“Mandatory Redemption Date”	Section 6(c)
“Mandatory Redemption Event”	Section 6(a)
“Mandatory Redemption Notice”	Section 6(c)
“Mandatory Redemption Price”	Section 6(b)
“Maturity Date”	Section 3(a)
“Maturity Shares”	Section 3(b)
“Maturity Share Delivery Date”	Section 3(b)
“Transfer Agent”	Section 10(a)

(d)           Terms Defined in Securities Purchase Agreement.  Any capitalized term used but not defined herein has the meaning specified in the Securities Purchase Agreement.

(e)           Usage.  All definitions contained in this Certificate are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import contained in this Certificate refer to this Certificate as a whole and not to any particular provision of this Certificate.

Section 2.  Dividends.

(a)           Dividend Rate.  Dividends (the “Dividends”) shall accrue on the Stated Value of each Share at an annual rate equal to ten percent (10%), computed on the basis of a 360-day year (consisting of 12 months of 30 days each) and calculated using the actual number of days elapsed since and including the date on which such Share was issued (the “Issue Date”) or the date on which Dividends were most recently paid, as the case may be.

(b)           Dividend Payment Date.  Each Holder shall be entitled to receive, in preference to the payment of dividends to any holders of the Company’s common stock or any other class or series of preferred stock other than Series A Convertible Preferred Stock (collectively, the “Junior Stock”), the accrued and unpaid Dividends for each Share held by such Holder on the last Business Day of each fiscal year of the Company (each, a “Dividend Payment Date”).

(c)           Payment of Dividend in Shares.  The Company shall pay all Dividends in kind with additional Shares.  The number of Shares to be issuable to a Holder on a Dividend Payment Date shall be equal to the quotient of (x) the Dividends payable to such Holder on such Dividend Payment Date divided by (y) $1,000 (the “Dividend Shares”).  On or before the fifth (5th) Business Day following a Dividend Payment Date (the “Dividend Share Delivery Date”), the Company must deliver to each Holder the Dividend Shares issuable to such Holder in accordance with the provisions of Section 10.

Section 3.  Maturity Date.

(a)           Payment at Maturity.  All Shares shall mature on December 31, 2013 (the “Maturity Date”).  On the Maturity Date, the Company shall pay to each Holder the aggregate Liquidation Preference for such Holder’s Shares in accordance with this Section 3.
(b)           Payment in Shares of Common Stock.  The Company shall pay the amount due on the Maturity Date in kind with shares of Common Stock.  The number of shares of Common Stock to be issuable to a Holder on the Maturity Date (the “Maturity Shares”) shall be equal to the quotient of (x) the aggregate Liquidation Preference for such Holder’s Shares on the Maturity Date divided by (y) the Conversion Price in effect as of the Maturity Date.  On or before the third (3rd) Business Day following the Maturity Date (the “Maturity Share Delivery Date”), the Company must deliver to each Holder the Maturity Shares issuable to such Holder under this Section 3 in accordance with the provisions of Section 10.

Section 4.  Liquidation Preference.

(a)           Preference.  In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each Holder shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any Junior Stock, an amount (the “Liquidation Preference”) equal to (A) $1,000 per Share held by such Holder, plus (B) a further amount equal to any Dividends accrued but unpaid on such Shares.  If, upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the stockholders of the Company are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the Holders in proportion to the relative aggregate Liquidation Preferences of the Shares held by such Holders.  The Liquidation Preference set forth in this Section 4(a) shall be appropriately adjusted for any stock splits, stock combinations, stock dividends or similar recapitalizations.

(b)           Noncash Distributions.  If any of the assets of the Company are to be distributed other than in cash under this Section 4, then the Board of Directors shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Capital Stock.  The Company shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of Capital Stock of the appraiser’s valuation.

Section 5.  Covenants and Agreements.

(a)           Certain Affirmative Covenants of the Company.  The Company shall, and shall cause each Company Subsidiary to:

(i)           maintain its corporate existence in good standing;

(ii)           comply with all Governmental Requirements applicable to the operation of its business, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)           comply with all agreements, documents and instruments binding on it or affecting its Properties or business, including, without limitation, all Material Contracts, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iv)           provide each Holder with copies of all materials sent to its shareholders at the same time as such materials are delivered to such shareholders;

(v)           timely file with the Commission all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination (and otherwise make and keep public information available, as those terms are understood and defined in Rule 144);

(vi)           ensure that the Common Stock is at all times listed or quoted on the Nasdaq Bulletin Board, Nasdaq Global Market, the New York Stock Exchange, the American Stock Exchange, or such other exchange or quotation service (reasonably satisfactory to the Holders of not less than two-thirds of the Shares then outstanding;

(vii)           maintain commercially reasonable insurance coverage (including D&O insurance) for each of the Company and Company Subsidiaries; and

(viii)                      obtain Stockholder Cap Approval in accordance with the terms of the Securities Purchase Agreement, if such is needed.

(b)           Certain Negative Covenants of the Company.  The Company shall not, and shall cause each Company Subsidiary not to:

(i)           enter into any transaction or arrangement with any Affiliate, employee, officer, director or shareholder of the Company or Company Subsidiary, unless such transaction is effectuated on an arms’ length basis and approved by the independent directors of the Company or such Company Subsidiary, as the case may be;

(ii)           incur (or permit to exist) any Debt (other than Permitted Debt);

(iii)           grant, establish or maintain any Lien on any of its Property other than Permitted Liens;

(iv)           make any Restricted Payments other than Restricted Payments made by a Company Subsidiary to the Company;

(v)           make any offers or sales of any security or solicit any offers to buy any security, which will be integrated with the sale of the Securities in a manner which would require the registration of any of the Securities under the Securities Act or require stockholder approval under the rules and regulations of the Principal Market;

(vi)           dispose of all or any part of its Property unless (i) such disposition is in the ordinary course of business and for fair market value, and (ii) such Property is not material to the Company’s or any Company Subsidiary’s business, operations or financial condition or performance; or

(vii)           consent to or implement any termination, amendment, modification, supplement or waiver of the certificate or articles of incorporation, articles of organization, bylaws, regulations or other constituent documents of the Company or any Company Subsidiary which could reasonably be expected to adversely affect the rights of any Holder under the Transaction Documents.

Section 6.  Mandatory Redemption.

(a)           Mandatory Redemption Event.  Each Holder shall have the right to require the Company to redeem all or any portion of the Shares held by such Holder (a “Mandatory Redemption”) in cash upon the occurrence of any of the following events (each, a “Mandatory Redemption Event”):

(i)           any representation or warranty of the Company set forth in the Securities Purchase Agreement was not true and correct in all material respects as of the date when made;

(ii)           the Company fails at any time to comply with or perform in all material respects all of the agreements, obligations, covenants and conditions set forth in Section 5 or any other provision of this Certificate that are required to be complied with or performed by it, and such failure is not cured within five (5) Business Days from the date on which a Holder delivers written notice thereof to the Company; or

(iii)           a Change of Control.

(b)           Mandatory Redemption Price.  The amount payable upon a Mandatory Redemption (the “Mandatory Redemption Price”) shall be equal to the greater of (i) the aggregate Liquidation Preference for the Shares being redeemed as of the Mandatory Redemption Date and (ii) the aggregate Liquidation Preference for such Shares divided by the Conversion Price multiplied by the Market Price in effect on the Mandatory Redemption Date.

(c)           Payment of Mandatory Redemption Price.  The Company shall pay in cash the Mandatory Redemption Price to the Holder exercising its right to redemption on or prior to the fifth (5th) Business Day following the date on which such Holder delivers written notice (the “Mandatory Redemption Notice”) to the Company demanding the redemption of such Holder’s Shares pursuant to this Section 6 and specifying the number of Shares to be redeemed (such fifth (5th) Business Day being referred to herein as the “Mandatory Redemption Date”).  If the Company fails to pay the Mandatory Redemption Price to a Holder on or before the Mandatory Redemption Date, such Holder shall be entitled to interest thereon, from and after the Mandatory Redemption Payment Date until the Mandatory Redemption Price has been paid in full, at an annual rate equal to the Default Interest Rate.

Section 7.  Early Redemption.

(a)           General.  The Company shall have the right at any time on or after December 31, 2010 to redeem all but not less than all of the outstanding Shares in cash (an “Early Redemption”).  For the avoidance of doubt, the Company shall not have the right to redeem any Shares prior to January 1, 2011.  In order to effectuate an Early Redemption, the Company must deliver written notice thereof to each Holder (an “Early Redemption Notice”), and such notice shall specify the date on which such early redemption shall be effectuated (the “Early Redemption Date”), provided that the Early Redemption Date must be at least sixty (60) days following the date on which the Early Redemption Notice has been delivered to all of the Holders.  Notwithstanding the foregoing, if a Holder delivers a Mandatory Redemption Notice or Conversion Notice at any time prior to the Early Redemption Date, then the provisions of this Certificate applicable to such Mandatory Redemption or Conversion, as applicable, including the Company’s obligation to pay the amounts or deliver shares of Common Stock in connection with such Mandatory Redemption or Conversion, as applicable, shall apply and control.

(b)           Early Redemption Price.  The amount payable upon an Early Redemption (the “Early Redemption Price”) shall be equal to 104% of the aggregate Liquidation Preference for the Shares being redeemed.

(c)           Payment of Early Redemption Price.  The Company shall pay in cash the Early Redemption Price to each Holder on the Early Redemption Date.  If the Company fails to pay the Early Redemption Price to a Holder on or before the Early Redemption Date, such Holder shall be entitled to interest thereon, from and after the Early Redemption Date until the Early Redemption Price has been paid in full, at an annual rate equal to the Default Interest Rate.

Section 8.  Conversion.  The Series B Preferred Stock shall be convertible into Common Stock as follows:

(a)           Right to Convert; Number of Conversion Shares.  Each Holder shall have the right to convert, at any time and from time to time, all or any part of the Shares held by such Holder into such number of fully paid and non-assessable shares (the “Conversion Shares”) of Common Stock as is determined in accordance with the terms hereof (a “Conversion”).  The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be determined by dividing (i) the aggregate Liquidation Preference of the Shares to be converted by (ii) the Conversion Price in effect on the applicable Conversion Date.

(b)           Conversion Notice.  In order to convert Shares, a Holder shall send to the Company by facsimile transmission, at any time prior to 5:00 p.m., New York City time, on the date on which such Holder wishes to effect such Conversion (the “Conversion Date”), a notice of conversion (a “Conversion Notice”) stating the number of Shares to be converted, the amount of Dividends accrued (but remaining unpaid) thereon, and a calculation of the number of shares of Common Stock issuable upon such Conversion.  Such Holder shall thereafter send the certificate or certificates representing the Shares being converted to the Company.  The Company shall issue a new certificate for Shares to such Holder in the event that less than all of the Shares represented by a certificate are converted; provided, however, that the failure of the Company to deliver such new certificate shall not affect the right of such Holder to submit a further Conversion Notice with respect to such Shares and, in any such case, such Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice.  Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates.  In the case of a dispute between the Company and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion (including without limitation the calculation of any adjustment to the Conversion Price pursuant to Section 9), the Company shall issue to such Holder the number of Conversion Shares that are not disputed within the time periods specified in Section 10 and shall submit the disputed calculations to its independent accountant within two (2) Business Days of receipt of such Holder’s Conversion Notice.  The Company shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Company and such Holder of the results in writing no later than five (5) Business Days following the Company’s receipt of such Holder’s Conversion Notice.  Such accountant’s calculation shall be deemed conclusive absent manifest error.  The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(c)           Delivery of Conversion Shares.  Upon receipt of a fax copy of a Conversion Notice from a Holder, the Company shall, no later than the close of business on the fifth (5th) Business Day following the Conversion Date set forth in such Conversion Notice (the “Conversion Delivery Date”), issue and deliver or caused to be delivered to such Holder the number of Conversion Shares determined pursuant to Section 8(a); provided, however, that any Conversion Shares that are the subject of the dispute procedure described in Section 8(b) shall be delivered no later than the close of business on the fifth (5th) Business Day following the determination made pursuant thereto.  The Company must deliver to each Holder the Conversion Shares issuable to such Holder under this Section 8 in accordance with the provisions of Section 10.

Section 9.  Adjustment of Conversion Price.  The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(a)           Stock Splits and Stock Dividends.  If the number of shares of Common Stock outstanding at any time after the date hereof is increased by (i) a stock dividend payable in (x) shares of Common Stock (other than dividends payable pursuant to the Series B Preferred Stock), or (y) options to purchase or rights to subscribe for Common Stock or other securities of the Company convertible into or exchangeable for Common Stock, or (ii) a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of the Series B Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(b)           Reverse Stock Splits and Stock Combinations.  If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(c)           Distributions.  In case the Company shall declare a cash dividend upon its Common Stock or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Company convertible into or exchangeable for Common Stock), then, in such case, each Holder shall, concurrently with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Holder’s Shares are then convertible at the Conversion Price in effect on the record date for such distribution.

(d)           Capital Reorganization.  In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all of the properties and assets of the Company as an entirety to any other Person, the Shares shall, if such event is not deemed a liquidation for purposes of Section 4, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Company or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such Holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such Holder had converted its Shares into Common Stock.  The provisions of this Section 9(e) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.  The provisions of this Section 9(e) shall not affect the Holders right to effect a Mandatory Redemption if any of the transactions described in this Section 9(e) also constitute a Mandatory Redemption Event.

(e)           Minimal Adjustments.  No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.  All calculations under this Section 9 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(f)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 9, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect for the Series B Preferred Stock held, and (iii) the number of shares of Common Stock and the amount if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

(g)           Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall mail to each Holder at least ten (10) Business Days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

Section 10.  Delivery of Shares.  The provisions of this Section 10 shall apply to all deliveries of Dividend Shares, Maturity Shares and Conversion Shares (collectively, the “Deliverable Shares”):

(a)           Method of Delivery.  The Company or its designated transfer agent (the “Transfer Agent”) shall effect all deliveries of Deliverable Shares required to be delivered to a Holder by issuing and delivering such Deliverable Shares to the Depository Trust Company (“DTC”) account on such Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”).  Notwithstanding the foregoing, the delivery of (i) all Dividend Shares, (ii) any other Deliverable Shares to the extent such Deliverable Shares are restricted and may not be delivered in accordance with the preceding sentence, and (iii) any other Deliverable Shares to the extent such Holder requests in writing, shall be effected by delivering to such Holder or its nominee physical certificates representing such Deliverable Shares no later than the close of business on the date on which such Deliverable Shares are due.  Deliverable Shares delivered to a Holder shall not contain any restrictive legend as long as the resale of such Deliverable Shares (x) has been or will be made (as certified in writing by such Holder to the Company) pursuant to an effective registration statement, (y) has been made pursuant to Rule 144 under the Securities Act, or (z) may be made pursuant to Rule 144(k) under the Securities Act or any successor rule or provision.

(b)           Failure to Deliver.

(i)           In the event that, for any reason, a Holder has not timely received the number of Deliverable Shares required to be delivered to such Holder, or the Deliverable Shares so delivered contain a restrictive legend in spite of such Holder complying with the requirements described in clause (x), (y) or (z) of Section 10(a), on or before the delivery date for such Deliverable Shares (a “Delivery Default”, and the date on which such delivery was required to be made, the “Delivery Default Date”), the Company shall pay to such Holder payments (“Delivery Default Payments”) in the amount of (A) (N/360) multiplied by (B) the applicable Delivery Default Amount multiplied by (C) the Default Interest Rate, where “N” equals the number of days elapsed between the date on which such Deliverable Shares were to be delivered (or date on which the restrictive legend was to be removed from such Deliverable Shares) and the date on which such Delivery Default has been cured.  Amounts payable pursuant to the preceding sentence shall be paid to the Holder in immediately available funds on or before the second (2nd) Business Day following written notice from such Holder to the Company specifying the amount owed to it by the Company.

(ii)           In addition to any other remedies provided herein, each Holder shall have the right to pursue actual damages for the Company’s failure to issue and deliver Deliverable Shares on the applicable delivery date, including, without limitation, damages relating to any purchase of shares of Common Stock by or on behalf of such Holder in order to make delivery on a sale lawfully effected in anticipation of receiving

Deliverable Shares, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate amount received by such Holder upon the sale of such Deliverable Shares (or in the case of Dividend Shares, the aggregate amount received by such Holder upon the conversion of such Dividend Shares and subsequent sale of the Conversion Shares), and such Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

(c)           Fractional Shares.  No fractional Deliverable Shares shall be issued upon conversion of the Series B Preferred Stock.  In lieu of any fractional share to which a Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by (i) $1,000 in the case of a fractional Dividend Share, and (ii) the Market Price determined as of the required delivery date in the case of a fractional share of Common Stock.

Section 11.  Reservation of Deliverable Shares.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Series B Preferred Stock and shares of Common Stock solely for the purpose of effecting the delivery of the Deliverable Shares as shall from time to time be sufficient to effect all of the delivery requirements under this Certificate, and if at any time the number of authorized but unissued shares of Series B Preferred Stock or shares of Common Stock shall not be sufficient to effect any of the delivery requirements under this Certificate, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series B Preferred Stock or shares of Common Stock, as the case may be, to such number of shares as shall be sufficient for such purpose.

Section 12.  Voting Rights; Protective Provisions; Waivers.

(a)           Voting Rights.  Each Share shall have the same voting rights as the shares of Common Stock into which it may be converted determined in accordance with  the Conversion Price then in effect. The Company shall provide each Holder with prior notification of each meeting of stockholders (and copies of proxy statements and other information sent to such stockholders) in the same manner as notification sent to holders of Common Stock.

(b)           Protective Provisions. So long any Shares are outstanding, the Company shall not, without first obtaining  the approval of the Holders of not less than two-thirds of the Shares then outstanding:

(i)           alter, change, modify or amend (x) the terms of the Series B Preferred Stock in any way or (y) the terms of any other capital stock of the Company so as to affect adversely the Series B Preferred Stock;

(ii)           create or issue any new class or series of capital stock, or increase the authorized number of any existing class or series of capital stock, in either such case having a preference over or ranking pari passu with the Series B Preferred Stock as to redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Company;

(iii)           increase the authorized number of shares of Series B Preferred Stock;

(iv)           re-issue any Shares which have been converted or redeemed in accordance with the terms hereof; or

(v)           issue any Shares except pursuant to the terms of this Certificate.

In the event that (x) the Holders of not less than two-thirds of the Shares then outstanding agree to allow the Company to alter or change the rights, preferences or privileges of the Series B Preferred Stock pursuant to the terms hereof, no such change shall be effective to the extent that, by its terms, it applies to less than all of the Shares then outstanding.

(c)           Waivers.  Any waiver or consent under this Certificate shall be in writing and be binding only upon the specific Person giving such waiver or consent and limited to the specific instance and purpose for which such waiver or consent was given.

Section 13.  Notices.  Any notice required by the provisions of this Certificate to be given to a Holder shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to such Holder of record at such Holder’s latest address appearing on the books of the Company or at such other address provided by such Holder to the Company in writing.

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IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its President and attested to by its Secretary this 12th day of December, 2008.

CELSIUS HOLDINGS, INC.

By:               /s/ Stephen C. Haley
Name: Stephen C. Haley
Title:  Chief Executive Officer

ATTEST:

/s/ Jan A. Norelid
Name:  Jan A Norelid
Title:  Secretary